UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

           Information to be included in statements filed pursuant to
               Rules 13d-1(b) and (c) and amendments thereto filed
                            pursuant to Rule 13d-2(b)
                               (Amendment No. 4)*


                             TOMPKINS TRUSTCO, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   890110 10 9
                         ------------------------------
                                 (CUSIP Number)


         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.                             13G                      Page 2 of 5 Pages
890110 10 9
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1.  NAME OF REPORTING PERSON
    I.R.S IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

    Tompkins Trustco, Inc
    Employee Stock Ownership Plan           EIN: 16-1601020
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2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
    (a) [ ]      (b) [ ]
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3.  SEC USE ONLY
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4.  CITIZENSHIP OR PLACE OF ORGANIZATION
    United States
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      NUMBER OF                        5.   SOLE VOTING POWER
       SHARES                               455,774
    BENEFICIALLY
    OWNED BY EACH
     REPORTING
      PERSON
       WITH
                                       -----------------------------------------
                                       6.   SHARED VOTING POWER
                                            0
                                       -----------------------------------------
                                       7.   SOLE DISPOSITIVE POWER
                                            455,774
                                       -----------------------------------------
                                       8.   SHARED DISPOSITIVE POWER
                                            0
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9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    455,774
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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                             [ ]
    EXCLUDES CERTAIN SHARES*
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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    6.14%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*
    EP
--------------------------------------------------------------------------------

    * SEE INSTRUCTIONS

                                                               Page 3 of 5 Pages

Item 1(a).     Name of Issuer:
               --------------

                      Tompkins Trustco, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:
               -----------------------------------------------

                      The Commons, P.O. Box 460
                      Ithaca, NY 14851

Item 2(a).     Name of Person Filing:
               ---------------------

                      Tompkins Trustco, Inc.
                      Employee Stock Ownership Plan

Item 2(b).     Address of Principal Business Office, or, if None, Residence:
               ------------------------------------------------------------

                      Tompkins Trust Company
                      The Commons, P.O. Box 460
                      Ithaca, NY 14851

Item 2(c).     Citizenship:
               -----------

                      United States

Item 2(d).     Title of Class of Securities:
               ----------------------------

                      Common Stock, par value $.10 par value

Item 2(e).     CUSIP Number:
               ------------

                      890110 10 9

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:
               -------------------------------------------------

                      [X]    Employee Benefit Plan, Pension Fund, which is
                      subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; See 13d-1(b)(1)(ii)(F).

Item 4(a).     Amount Beneficially Owned:
               -------------------------

                      455,774

                                                               Page 4 of 5 Pages
Item 4(b).     Percent of Class:
               ----------------

                      6.14%

Item 4(c).     Number of shares as to which such person has:
               --------------------------------------------

                      (i)    Sole power to vote or to direct the vote:
                             ----------------------------------------

                             455,774

                      (ii)   Shared power to vote or to direct the vote:
                             ------------------------------------------

                             0

                      (iii)  Sole power to dispose or to direct the disposition
                             of:
                             --

                             455,774

                      (iv) Shared power to dispose or to direct the disposition of:
                             --------------

                             0

Item 5.        Ownership of Five Percent of Less of a Class:
               --------------------------------------------

                      Not applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person:
               ---------------------------------------------------------------

                      Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:
----------------------------------------------------------------------

                      Not applicable.

Item 8.        Identification and Classification of Members of the Group:
               ---------------------------------------------------------

                      Not applicable.

Item 9.        Notice of Dissolution of Group:
               ------------------------------

                      Not applicable.

                                                               Page 5 of 5 Pages

Item 10.       Certification:
               -------------

                      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired to the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

2/8/02
------
Date

/s/ JAMES J. BYRNES
--------------------------------
Signature


James J. Byrnes / Chairman of the Board and Chief Executive Officer Tompkins Trustco, Inc., Trustee
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Name/Title